Exhibit 23.5
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 29, 2010, with respect to the consolidated financial statements of Spheris Inc. included in the Registration Statement (Form S-1) and related Prospectus of CBaySystems Holdings Limited for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
October 15, 2010